 FOR IMMEDIATE RELEASE

October 25, 2006

 NORFOLK SOUTHERN NET INCOME INCREASES 38 PERCENT

For third-quarter 2006:

  Net income climbed 38 percent to $416 million, $1.02 per diluted share.

  Railway operating revenues increased 11 percent to a record $2.4 billion.

  Income from railway operations improved 35 percent to a record $715 million.

  The railway operating ratio improved 5.4 percentage points to 70.1 percent.

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) reported record third-quarter net income of $416 million, or $1.02 per diluted share, a 38 percent increase compared with $301 million, or $0.73 per diluted share, for the same period of 2005. Third-quarter income from railway operations increased 35 percent to a record $715 million.

             "We have consistently driven financial and operational performance to higher levels throughout each quarter this year," said Wick Moorman, Norfolk Southern's CEO. "In the third quarter our performance enabled us to produce excellent results and set records for railway operating revenues, income from railway operations and net income, while also significantly improving our operating ratio."

            For the first nine months, net income set a record at $1.1 billion, or $2.62 per diluted share, an increase of 19 percent compared with $919 million, or $2.24 per diluted share, for the same period of 2005. Nine-month results for 2005 included a benefit of $96 million from the effects of Ohio tax legislation, which increased diluted earnings per share by $0.23. Excluding this item, net income for the first nine months of 2006 would have been 33 percent higher than the $823 million, or $2.01 per diluted share, earned in the same period of 2005.

Record third-quarter railway operating revenues of $2.4 billion improved 11 percent compared with the same quarter a year earlier. For the first nine months, railway operating revenues increased 13 percent to a record $7.1 billion compared with the same period of 2005.  Both improvements were largely the result of higher average revenues, including fuel surcharges. All markets, with the exception of automotive, posted significant revenue gains, and several set new revenue highs.

            General merchandise revenues were $1.28 billion, an increase of 13 percent compared with the same period last year and a third-quarter record. For the first nine months, general merchandise revenues rose 15 percent to a record $3.87 billion compared with the year-earlier period.

            For the quarter, coal revenues increased 9 percent to a record $595 million and improved 9 percent to a record $1.74 billion during the first nine months compared with the same periods of the prior year. Intermodal revenues continued growth in both the quarter and for the first nine months, rising 9 percent to a third-quarter record of $515 million, and climbing 13 percent to a record $1.48 billion for the year-to-date compared with the same periods of 2005.

            Railway operating expenses were $1.68 billion for the quarter, an increase of 3 percent compared with third-quarter 2005, and $5.15 billion for the first nine months, up 8 percent compared with the same period a year earlier. Higher diesel fuel prices contributed to the increases during both periods.

            For the quarter, the railway operating ratio improved 5.4 percentage points to 70.1 percent. For the first nine months, the railway operating ratio improved 3.1 percentage points to 72.6 percent.

            Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)

(Investors) Bill Romig, 757-629-2780, (william.romig@nscorp.com)

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)
($ millions except per share)

	Three Months Ended
	Sept. 30,
	2006	2005

Railway operating revenues:
Coal	$595	$546
General merchandise	1,283	1,138
Intermodal	515	471
Total railway operating revenues	2,393	2,155

Railway operating expenses:
Compensation and benefits	624	629
Materials, services and rents	472	462
Conrail rents and services	30	31
Depreciation	186	195
Diesel fuel	257	189
Casualties and other claims	50	59
Other	59	62
Total railway operating expenses	1,678	1,627

Income from railway operations	715	528

Other income - net	41	32
Interest expense on debt	120	119

Income before income taxes	636	441

Provision for income taxes:
Current	235	86
Deferred	(15)	54
Total income taxes	220	140

Net income	$416	$301

Earnings per share:
Basic	$1.04	$0.74
Diluted	$1.02	$0.73

Average shares outstanding (000's):
Basic	402,048	404,261
Diluted	409,922	412,335

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)
($ millions except per share)

	Nine Months Ended
	Sept. 30,
	2006	2005

Railway operating revenues:
Coal	$1,738	$1,591
General merchandise	3,872	3,372
Intermodal	1,478	1,307
Total railway operating revenues	7,088	6,270

Railway operating expenses:
Compensation and benefits (note 1)	1,982	1,857
Materials, services and rents	1,414	1,344
Conrail rents and services	93	97
Depreciation	551	582
Diesel fuel	748	501
Casualties and other claims (note 4)	168	177
Other	189	189
Total railway operating expenses	5,145	4,747

Income from railway operations	1,943	1,523

Other income - net	109	43
Interest expense on debt	361	373

Income before income taxes	1,691	1,193

Provision for income taxes:
Current	637	267
Deferred (note 3)	(42)	7
Total income taxes	595	274

Net income (note 2)	$1,096	$919

Earnings per share:
Basic	$2.68	$2.28
Diluted	$2.62	$2.24

Average shares outstanding (000's):
Basic	409,333	403,066
Diluted	418,160	410,737

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)
($ millions)

	Sept. 30,	Dec. 31,
	2006	2005

Assets

Current assets:
Cash, cash equivalents and short-term investments	$803	$1,257
Accounts receivable - net (note 4)	1,027	931
Materials and supplies	158	132
Deferred income taxes	176	167
Other current assets	52	163
Total current assets	2,216	2,650

Investments	1,779	1,590

Properties less accumulated depreciation	20,970	20,705

Other assets (note 4)	1,013	916
Total assets	$25,978	$25,861

Liabilities and stockholders' equity
Current liabilities:
Accounts payable (note 4)	$1,168	$1,163
Income and other taxes	272	231
Other current liabilities	265	213
Current maturities of long-term debt	484	314
Total current liabilities	2,189	1,921

Long-term debt	6,141	6,616

Other liabilities (note 4)	1,489	1,415

Deferred income taxes	6,580	6,620
Total liabilities	16,399	16,572

Stockholders' equity:
Common stock $1.00 per share par value	418	431
Additional paid-in capital	1,240	992
Unearned restricted stock	--	(17)
Accumulated other comprehensive loss	(87)	(77)
Retained income	8,028	7,980
	9,599	9,309

Less treasury stock at cost, 20,790,517 and 20,833,125 shares, respectively	(20)	(20)
Total stockholders' equity	9,579	9,289

Total liabilities and stockholders' equity	$25,978	$25,861

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)
($ millions)

	Nine Months Ended
	Sept. 30,
	2006	2005
Cash flows from operating activities:
Net income	$1,096	$919
Reconciliation of net income to net cash provided by
operating activities:
Depreciation	560	591
Deferred income taxes	(42)	7
Equity in earnings of Conrail	(20)	(28)
Gains on properties and investments	(40)	(26)
Changes in assets and liabilities affecting operations:
Accounts receivable	(96)	(112)
Materials and supplies	(26)	(33)
Other current assets	84	106
Current liabilities other than debt	146	93
Other - net	55	85
Net cash provided by operating activities	1,717	1,602

Cash flows from investing activities:
Property additions	(862)	(578)
Property sales and other transactions	86	55
Investments, including short-term	(1,504)	(1,232)
Investment sales and other transactions	1,739	553
Net cash used for investing activities	(541)	(1,202)

Cash flows from financing activities:
Dividends	(207)	(141)
Common stock issued - net	240	114
Purchase and retirement of common stock (note 5)	(916)	--
Proceeds from borrowings	--	332
Debt repayments (note 6)	(312)	(863)

Net cash used for financing activities	(1,195)	(558)

Net decrease in cash and cash equivalents	(19)	(158)

Cash and cash equivalents:
At beginning of year	289	467

At end of period	270	309

Short-term investments at end of period	533	741

Cash, cash equivalents and short-term investments at end of period	$803	$1,050

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$300	$330
Income taxes (net of refunds)	$483	$161
See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.         ADOPTION OF SFAS 123(R), "SHARE-BASED PAYMENT"

            Effective January 1, 2006, NS adopted Statement of Financial Accounting Standards, No. 123(R), "Share-Based Payment," [SFAS 123(R)].  This statement applies to awards granted, modified, repurchased or cancelled after the effective date as well as awards that are unvested at the effective date and includes, among other things, the requirement to expense the fair value of stock options.  As a result of the implementation of SFAS 123(R), compensation and benefits expense in the first nine months of 2006 included $24 million for the accelerated recognition of awards granted to retirement eligible employees and $10 million for stock options granted to non-retirement eligible employees.

2.         SETTLEMENTS OF COAL RATE CASES

            In the second quarter of 2005, NS entered into settlement agreements with two utility customers that resolved their rate transportation rate cases before the Surface Transportation Board (STB).  As a result of the settlements, NS recognized additional revenue related to the period in dispute, which net of associated expenses and income taxes increased second-quarter net income by $24 million, or 6 cents per diluted share.

3.         REDUCTION OF DEFERRED TAXES

            In the second quarter of 2005, Ohio enacted tax legislation that phases out its Corporate Franchise Tax, which was generally based on federal taxable income, and phases in a new gross receipts tax called the Commercial Activity Tax, which is based on current year sales and rentals.  The elimination of the Corporate Franchise Tax resulted in a reduction of NS' deferred income tax liability in the second quarter, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased net income by $96 million, or 23 cents per diluted share.

4.         GRANITEVILLE DERAILMENT

In the first quarter of 2005, NS recorded a liability related to the Jan. 6, 2005, derailment in Graniteville, SC.  The liability, which includes a current and long-term portion, represents NS' best estimate based on current facts and circumstances.  The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs.  NS' commercial insurance policies are expected to cover expenses related to this derailment above NS' self-insured retention, including its own response costs and legal fees.  Accordingly, the Consolidated Balance Sheet reflects a current and long-term receivable for estimated recoveries from its insurance carriers.

Results for the first nine months of 2005 include approximately $39 million of expenses related to this incident, which represents NS' retention under its insurance policies and other uninsured costs, and which reduced net income by approximately $24 million, or 6 cents per diluted share.

While it is reasonable to expect that the liability for covered losses could differ from the amount recorded, such a change would be offset by a corresponding change in the insurance receivable.  As a result, NS does not believe that it is reasonably likely that its net loss (the difference between the liability and future recoveries) will be materially different than the loss recorded in 2005.  NS expects at this time that insurance coverage is adequate to cover potential claims and settlements above its self-insurance retention.

5.         STOCK REPURCHASE PROGRAM

In November 2005, NS' Board of Directors authorized the repurchase of up to 50 million shares of NS common stock through the end of 2015.  During the first nine months of 2006, cash flows from financing activities included $916 million for the purchase and retirement of 20.7 million shares of common stock under this program.

6.         DEBT EXCHANGE

            In the second quarter of 2005, NS issued $717 million of new unsecured notes ($350 million at 5.64% due 2029 and $367 million at 5.59% due 2025) and paid $218 million of premium in exchange for $717 million of its previously issued unsecured notes ($350 million at 7.8% due 2027, $200 million at 7.25% due 2031, and $167 million at 9.0% due 2021).  The $218 million cash premium payment is reflected as a reduction of debt in the Statement of Cash Flows and is being amortized as additional interest expense over the terms of the new debt.